UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  July 31, 2007

General Cable Corporation

__________________________________________

(Exact name of Registrant as Specified in Charter)

Delaware	001-12983	06-1398235
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Tesseneer Drive, Highland Heights, Kentucky 41076-9753

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:  (859) 572-8000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02

Results of Operations and Financial Condition.

On July 31, 2007 the Registrant issued a press release, a copy of which is filed as Exhibit 99 hereto and is incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits.

List below the financial statements, pro forms financial information and exhibits, if any, filed as part of this report.

(c)   The Exhibit accompanying this report is listed in the Index to Exhibits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Cable Corporation

July 31, 2007

/s/ Robert J. Siverd

Robert J. Siverd

Executive Vice President and

General Counsel

INDEX TO EXHIBITS

Exhibit Number

Description

Method of Filing

99

Press Release

Filed Herewith

GENERAL CABLE CORPORATION

EXHIBIT 99

CONTACT:

Michael P. Dickerson

                                            FOR IMMEDIATE RELEASE

Vice President of Finance and

 July 31, 2007

Investor Relations

(859) 572-8684

GENERAL CABLE REPORTS RECORD SECOND QUARTER RESULTS

HIGHLAND HEIGHTS, KENTUCKY, July 31, 2007 – General Cable Corporation (NYSE: BGC) reported today revenues and earnings for the second quarter. Revenues were $1,172.5 million compared to $987.1 million in the prior year, an increase of 19%. Net income applicable to common shareholders for the second quarter of 2007 was $62.8 million compared to $41.4 million in the second quarter of 2006. Earnings per share for the second quarter of 2007 were $1.15, an increase of 44% from second quarter of 2006.

Second Quarter Highlights

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Improved adjusted operating income by 66%.

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Increased year-over-year adjusted operating margins by 260 basis points, on a metal-adjusted basis.

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Achieved record quarterly operating earnings in excess of $100 million.

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Acquired global offshore cable supplier based in Germany.

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Acquired a majority share of an energy cable business in India.

Second Quarter Results

Net sales for the second quarter of 2007 were $1,172.5 million, an increase of $171.5 million or 17% compared to the second quarter of 2006 on a metal-adjusted basis. Without the impact of acquisitions and changes in foreign exchange rates, organic revenue growth was approximately 8% in the second quarter of 2007 compared to 2006, on the continuing strength of the company’s global electrical infrastructure and electric utility businesses.  Revenues from recent acquisitions contributed $55.9 million in the second quarter.

The average price per pound of copper in the second quarter was $3.46, an increase of $0.76, or 28.2% from the first quarter of 2007, and an increase of $0.09 or 2.7% from the second quarter of 2006. The average price per pound of aluminum in the second quarter was $1.28, a decrease of $0.02, or 1.6% from the first quarter of 2007, and an increase of $0.02 or 1.6% from the second quarter of 2006.

As reported a year ago, during the second quarter of 2006 the Company benefited from the forward purchase of a small portion of its copper requirements due to concerns over supply tightness and the timing of certain customer shipments.  The Company estimated the incremental operating profit realized in the second quarter of 2006 was about $8.5 million, or $0.10 per share. Without this impact, operating earnings in the second quarter of 2006 were $61.9 million. Second quarter 2007 operating income was $103.0 million compared to adjusted operating income of $61.9 million in the second quarter of 2006, an increase of $41.1 million or 66%. Operating margin was 8.8% in the second quarter of 2007, an increase of approximately 260 basis points from the adjusted operating margin percentage of 6.2% in the second quarter of 2006 on a metal-adjusted basis. “Electrical infrastructure, networking and utility businesses in North America as well as Silec in France and our operations in Portugal led the way in margin improvement,” said Gregory B. Kenny, President and Chief Executive Officer of General Cable.

Also, during the second quarters of 2007 and 2006, the Company reduced its state deferred tax asset valuation allowances, resulting in a reduction in the quarterly effective tax rate and an increase in reported earnings per share. The reduction in the state tax valuation allowances is a result of the continued improvement in the financial results of the United States based businesses over the past couple of years.

Major Market Update

Net sales of the Company’s global electric utility products were up 21% on a metal-adjusted basis from the second quarter of 2006, including approximately eight percentage points of growth related to ECN which was acquired in the third quarter of 2006.  Operating earnings for the Company’s global electric utility businesses increased 83% to $46.1 million in the second quarter of 2007 versus 2006. As a percentage of metal-adjusted revenues, operating margins grew about 350 basis points to 10.4% in the second quarter of 2007 compared to 2006. Continued strong demand for medium and high voltage products in Europe helped offset weakening housing linked low voltage and small gauge medium voltage cable demand in the United States during the second quarter of 2007. Demand for utility cables in Europe continues to be strong, particularly in France where EDF, one of the Company’s largest customers, is investing behind its announced €40 billion upgrade program to its electricity grid and generating capacity.

Net sales of the Company’s global electrical infrastructure products were up 22% on a metal-adjusted basis from the second quarter of 2006, including approximately four points of growth related to the addition of NSW which was acquired during the second quarter of 2007. Operating earnings for the Company’s electrical infrastructure businesses increased 61%, to $33.0 million in the second quarter of 2007 versus 2006. As a percentage of metal-adjusted revenue, operating margins grew about 200 basis points to 8.2% in the second quarter of 2007 compared to 2006. The increase in revenues and operating margin for the Company’s global electrical infrastructure businesses is primarily a result of increasing end-market demand specifically for mining, oil, gas, and petrochemical cable products around the world. In addition, the Company continues to benefit from a strong stock position of certain specialty products for the marine and transit markets. “A slowing construction market in Spain resulted in some weakness for low voltage products used in residential and non-residential construction and lower metal pounds sold in the second quarter of 2007 compared to 2006. While we expect this to continue in the near term, we have seen other infrastructure markets help pick up the slack,” Kenny said.

Demand for high bandwidth networking cable continues to grow. Net sales for networking cables were up 29% in the second quarter of 2007 compared to 2006, including 16 points from NSW’s communication cable activities. The organic growth is a result of healthy market demand, increased market prices and a continuing mix shift toward higher end networking products, including shielded and unshielded category 6 and 10-gigabit cables.  Operating margin in the networking segment has improved 270 basis points to 5.0% in the second quarter of 2007 compared to 2006. “I am encouraged by the rapid improvement in the submarine fiber optic environment. Having spent time with the management and associates of NSW this past quarter, I am confident in their ability to return NSW to profitability more quickly than we anticipated. I expect that this business will be accretive to earnings in 2007 and accelerate materially in 2008 and beyond,” Kenny said.

Preferred Stock Dividend

In accordance with the terms of the Company’s 5.75% Series A Convertible Redeemable Preferred Stock, the Board of Directors has declared a regular quarterly preferred stock dividend of approximately $0.72 per share.  The dividend is payable on August 24, 2007 to preferred stockholders of record as of the close of business on July 31, 2007. The Company expects the quarterly dividend payment to approximate $0.1 million

Income Taxes

In the second quarter of 2007, the Company reduced certain state deferred tax asset valuation allowances established in prior years. This resulted in a reduction in the second quarter income tax provision of $4.3 million and an effective tax rate of 33.6% for the quarter.

Convertible Notes

The Company’s share price was up 42% in the second quarter, 73% year to date, and averaged $64.35 during the second quarter. Under the treasury stock method of accounting for the impact of the $355 million, 0.875% convertible notes, the Company has added approximately 1.6 million shares to the Company’s share count for purposes of calculating fully diluted earnings per share for the second quarter of 2007. The incremental effective shares reduced reported earnings per share by approximately $0.03 in the second quarter of 2007.  Because of the sustained increase in the Company’s share price during the quarter, the convertible notes became convertible at the option of the holder, and therefore, the notes have been reclassified on the balance sheet from long-term to short-term debt.

Third Quarter 2007 Outlook

“The weaker housing market in Spain, Oceania, and the United States continues to be offset by strong infrastructure project demand and opportunities in new markets, underscoring the importance of the Company’s product and geographic diversification over the last several years. In North America, a couple of large transmission projects have been pushed out from the middle of 2007 until the first half of 2008. To give you a sense of size and scale, the total transmission cable required for just one of these projects would represent a significant percentage of the Company’s annual transmission cable manufacturing capacity. Given the nature of these and other large scale projects, I expect timing volatility for both overhead and underground high voltage transmission systems as well as submarine projects will continue to make short term forecasting a bit more difficult. Versus the second quarter, the Company will fully absorb facility vacation shutdowns and maintenance typically scheduled for the July and August timeframe as well as the normal seasonality of many of our markets. Therefore, for the third quarter of 2007, we expect to report revenues of approximately $1.1 billion and earnings per share in the range of $0.85 to $0.90, again up nicely from the prior year,” Kenny said. For the third quarter, the Company has estimated 56.2 million fully diluted shares for purposes of calculating earnings per share.  This represents about $0.05 dilution from the share count at the end of the first quarter of 2007.

General Cable will discuss second quarter results on a conference call and webcast at 8:30 a.m. ET tomorrow, August 1, 2007. For more information please see our website at www.generalcable.com.

With $4 billion of revenues and 9,000 employees, General Cable (NYSE:BGC) is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial,  and communications markets. Visit our website at www.generalcable.com.

Certain statements in this press release, including without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company’s or management’s beliefs, expectations or opinions, are forward-looking statements. Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. Such factors include the economic strength and competitive nature of the geographic markets that the Company serves; economic, political and other risks of maintaining facilities and selling products in foreign countries; changes in industry standards and regulatory requirements; advancing technologies, such as fiber optic and wireless technologies; volatility in the price of copper and other raw materials, as well as fuel and energy and the Company’s ability to reflect such volatility in its selling prices; interruption of supplies from the Company’s key suppliers; the failure to negotiate extensions of the Company’s labor agreements on acceptable terms; the Company’s ability to increase manufacturing capacity and achieve productivity improvements; the Company’s dependence upon distributors and retailers for non-exclusive sales of certain of  the Company’s products; pricing pressures in the Company’s end markets; the Company’s ability to maintain the uncommitted accounts payable or accounts receivable financing arrangements in its European operations; the impact of any additional charges in connection with plant closures and the Company’s inventory accounting practices; the impact of certain asbestos litigation, unexpected judgments or settlements and environmental liabilities; the ability to successfully identify, finance and integrate acquisitions; the impact of terrorist attacks or acts of war which may affect the markets in which the Company operates; the Company’s ability to  retain key employees; the Company’s ability to service debt requirements and maintain adequate domestic and international credit facilities and credit lines; the impact on the Company’s operating results of its  pension accounting practices; volatility in the market price of the Company’s common stock all of which are more fully discussed in the Company's Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007, as well as periodic reports filed with the Commission.

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TABLES TO FOLLOW

Release No. 0555

07/31/07